EXHIBIT (a)(1)(i)

IBIO, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
FOR A NUMBER OF REPLACEMENT OPTIONS EXERCISABLE AT A LOWER PRICE

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M. EASTERN TIME ON FEBRUARY 20, 2019
UNLESS THIS OFFER IS EXTENDED

iBio, Inc., which is sometimes referred to herein as the “Company,” “iBio,” “our,” “us,” or “we” is offering eligible employees and non-employee directors the opportunity to exchange certain outstanding options to purchase shares of our common stock for new options covering a lesser number of shares of our common stock exercisable at a lower price (“Replacement Options”), calculated in accordance with specified exchange ratios.  We expect to grant the Replacement Options on the date on which we cancel the options accepted for exchange, which will be on the completion date of this offer.  We are making this offer (“Offer”) upon the terms, and subject to the conditions, set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options Exercisable at a Lower Price (this “Offer to Exchange”) and in the related Terms of Election (the “Terms of Election” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”).

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SUMMARY TERM SHEET

1.          Eligibility.  All of iBio’s outstanding stock options have exercise prices that are higher than the current market price of its Common Stock (such options defined hereafter as “Underwater Options”). As a result, all options issued by iBio to eligible employees and non-employee directors (“Eligible Option Holders”) prior to the date hereof under its 2008 Omnibus Equity Incentive Plan (the “2008 Plan”) are eligible options and may be exchanged in the Option Exchange (“Eligible Exchange Options”).

Options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for Replacement Options.

You are eligible to participate in the Option Exchange only if you are:

•  An employee who holds Eligible Exchange Options and who is employed by us, or one of our subsidiaries, at the time of commencement of the Option Exchange on January 22, 2019 and who continues to be an employee and hold such Eligible Exchange Options through the date on which Replacement Options are granted at the conclusion of the Option Exchange; or

•  A non-employee director who holds Eligible Exchange Options and is serving as a director at the time of commencement of the Option Exchange on January 22, 2019, and who continues to serve as a director and hold such Eligible Exchange Options through the date on which Replacement Options are granted at the conclusion of the Option Exchange.

The outstanding options that you hold under our existing equity incentive plan give you the right to purchase shares of our common stock once those options vest and you exercise those options by paying the applicable exercise price (and satisfying any applicable tax withholding obligations).  Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options. (See Section 1 of this Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of this Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options” below for additional information.)

2.          Exchange Ratio.  The exchange ratio is a four-for-three ratio in the Option Exchange for new stock options (“Replacement Options”) for all Eligible Option Holders, so that for each four shares of common stock subject to an Underwater Option, the option holder will receive a Replacement Option to purchase three shares under the 2018 Plan. In other words, the maximum Replacement Options available to be issued shall equal 75% of the total Underwater Options eligible for the Exchange and the remaining Underwater Options tendered will be forfeited. Eligible Underwater Options are any options held by Eligible Option Holders that are outstanding under iBio’s equity incentive compensation plans that have an exercise price greater than the closing price per share of iBio’s Common Stock on the NYSE American on the grant date of the Replacement Options. To participate in the Option Exchange, Eligible Option Holders must exchange all of their eligible Underwater Options for Replacement Options.

3.          Terms of Replacement Options.  We will grant the Replacement Options under the 2018 Omnibus Equity Incentive Plan (the “2018 Plan”) on the Replacement Option grant date, which will also be the date on which we cancel the Eligible Exchange Options accepted for exchange.  In order to be granted a Replacement Option, you must remain continuously employed by, or serve on the Board of Directors of, iBio or one of our subsidiaries through the Replacement Option grant date. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options” below for more information.)

The Replacement Options:

•  will have a per-share exercise price equal to the closing price per share of our common stock on the date of grant. The exercise price for the Replacement Options will be set on the grant date of the Replacement Options;

•  will have a five-year term beginning with the date of grant and will vest one year after the date of grant. Generally, the Underwater Options have been scheduled to vest over four years following the recipient’s employment start date or the date of grant. As of November 19, 2018, approximately 91% of the shares covered by the Underwater Options already were vested.  All other terms and conditions of the new stock options will generally be consistent with the terms and conditions of iBio’s standard time-vesting stock option grants;

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•  will be of the same type of options as the surrendered options. In other words, Eligible Option Holders holding nonqualified stock options will receive Replacement Options in the form of nonqualified stock options and Eligible Option Holders holding incentive stock options will receive Replacement Options in the form of incentive stock options; and

•  will have the terms and be subject to the conditions as provided for in the 2018 Plan and option award agreement. (See Section 8 of the Offer to Exchange entitled “Source and Amount of Consideration; Terms of Replacement Options”, Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” and “Risk Factors” below for additional information.)

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange all or any of your Eligible Exchange Options.  You must make your own decision regarding whether to elect to exchange all or any of your Eligible Exchange Options.

This Offer is not conditioned upon a minimum aggregate number of Eligible Exchange Options being surrendered for exchange.  This Offer is subject to certain conditions which we describe in Section 6 of this Offer to Exchange and the terms described in this Offer. (See Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below for additional information.)

Shares of our common stock are listed on the NYSE AMERICAN under the symbol “IBIO.” On January 18, 2019, the closing price of our common stock on the NYSE AMERICAN was $0.87 per share.  As Replacement Options will be issued with an exercise price not less than the closing price of our common stock on the NYSE AMERICAN on the date of grant, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Exchange Options.

As of January 18, 2019, Eligible Exchange Options outstanding under our existing equity incentive plans were exercisable for approximately 1,311,332 shares of our common stock, or approximately 7.2% of the total shares of our common stock outstanding as of January 18, 2019, which was 18,836,792 shares.

4.          Process to Participate. If you wish to participate in this Offer, you must email an electronic Election Form to iBio at esop@ibioinc.com and elect to participate before 5:00 P.M. Eastern Time, on February 20, 2019.  If for any reason you are unable to reach iBio by email, or if you would like to submit a paper Election Form, you may submit a paper Election Form by facsimile to (212) 246-8330, or submit a paper Election Form by FedEx (or similar delivery service) or a hand delivery service to 600 Madison Avenue, Suite 1601 New York, NY 10022-1737, but it must be completed, signed and received by 5:00 P.M. Eastern Time, on February 20, 2019.  Election submissions that are received after this deadline will not be accepted.  In order to submit your election to participate in this Offer, you will be required to acknowledge on your Election Form your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the Offer documents.

Elections submitted by any other means, including United States mail (or other post) are not permitted and will not be accepted by us.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer documents by emailing esop@ibioinc.com or calling (302) 355-0650, 5 days a week (9:00 a.m. Monday to 5:00 p.m. Friday, Eastern Time).

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction.  However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.

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IMPORTANT

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IBIO HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU.  IBIO HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY IBIO.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OF IBIO OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW.  NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

IBIO RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2018 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2018 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE IBIO TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR.  THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2018 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below.  This list and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2018, filed with the SEC, highlight the material risks related to iBio that may impact your decision to participate in this Offer.  You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer.  In addition, we strongly urge you to read the sections in this Option Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Option Exchange for a more in-depth discussion of the risks that may apply to you.

This Option Exchange and our SEC reports referred to above include “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.  The statements contained in this Option Exchange and our SEC reports referred to above that are not purely historical are forward-looking statements.  Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements.  These statements are based on the beliefs and assumptions of our management based on information currently available to management.  Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and our Annual Report on Form 10-K for the year ended June 30, 2018.  Furthermore, such forward-looking statements speak only as of the date of this report.  Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

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Risks Related to This Offer

If the price of our common stock increases after the date of grant of the Replacement Options, your greater number of surrendered eligible options might have been worth more than the Replacement Options that you will receive in exchange for them.

Because you will receive Replacement Options covering fewer shares than the Eligible Exchange Options surrendered, your Replacement Options may have less potential for increases in value due to significantly higher iBio stock prices.

The valuation method that we used for establishing the exchange ratios is not a prediction of the future value that might be realized through Eligible Exchange Options or Replacement Options.

Tax effects on holders of incentive stock options who choose to participate.

If the Eligible Exchange Option was designated as an incentive stock option, the Replacement Options will be considered a new grant of an incentive option. An Eligible Option Holder who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the acquired stock’s fair market value over the exercise price could be subject to the alternative minimum tax in the year of exercise. If stock acquired upon exercise of the incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the tax consequences described above for non-qualified stock options will apply. See Section 13 of this Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for more information.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences relating to this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you.  You should be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended June 30, 2018 and also the other information provided in this Option Exchange and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your Eligible Exchange Options.  You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov.  In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you.  See Section 16 of this Offer entitled “Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.  These reports can also be accessed free of charge at https://ir.ibioinc.com/sec-filings.

THIS OFFER

1.	Eligibility; Number of Options; Offer Expiration Date.

Upon the terms and subject to the conditions of this Option Exchange, we are offering eligible employees and non-employee directors (“Eligible Option Holders”) the opportunity to exchange for new options covering a lesser number of shares of our common stock (“Replacement Options”), at a ratio of four-for-three (the “Exchange Ratio”), any options issued by iBio prior to the date hereof that are outstanding under its 2008 Omnibus Equity Incentive Plan (the “2008 Plan”) that have an exercise price greater than the closing price per share of iBio’s Common Stock on the NYSE American on the grant date of the Replacement Options (“Eligible Exchange Options”), so that for each four shares of common stock subject to an Eligible Exchange Option, the option holder will receive a Replacement Option to purchase three shares under the 2018 Omnibus Equity Incentive Plan (the “2018 Plan”). We will grant the Replacement Options on the date on which we cancel the options accepted for exchange, which will be on the completion date of this offer (the “Replacement Option Grant Date”).

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You are eligible to participate in the Option Exchange only if you are:

•  An employee who holds Eligible Exchange Options and who is employed by us, or one of our subsidiaries, at the time of commencement of the Option Exchange on January 22, 2019, and who continues to be an employee and hold such Eligible Exchange Options through the date on which Replacement Options are granted at the conclusion of the Option Exchange; or

•  A non-employee director who holds Eligible Exchange Options and is serving as a director at the time of commencement of the Option Exchange, and who continues to serve as a director and hold such Eligible Exchange Options through the date on which Replacement Options are granted at the conclusion of the Option Exchange.

The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations).  Thus, when we use the term “option” in this Offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange Eligible Exchange Options, you will not be eligible to receive Replacement Options unless you continue to be employed by iBio or any of our subsidiaries through the Replacement Option grant date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF IBIO OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE REPLACEMENT OPTION GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED SOME OR ALL OF YOUR ELIGIBLE EXCHANGE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING ELIGIBLE EXCHANGE OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.  IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING ELIGIBLE EXCHANGE OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.

If you are eligible to participate in the Option Exchange, you must exchange all of your Eligible Exchange Options for Replacement Options if any are exchanged.  No partial exchanges will be permitted.  If you have previously exercised a portion of an Eligible Exchange Option grant, only the portion of the Eligible Exchange Option grant which has not yet been exercised will be eligible to be exchanged. Eligible Exchange Options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.

If you properly tender your Eligible Exchange Options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of Replacement Options determined using the Exchange Ratio, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2018 Plan, the Replacement Option award agreement, and the stock option grant notice. A form of Replacement Option award agreement and stock option grant notice are attached hereto as Exhibit B and Exhibit C, respectively.

Unless prevented by applicable law or regulations, Replacement Options will be granted under the 2018 Plan.  The Replacement Options will have the terms and be subject to the conditions as provided for in the 2018 Plan and the Replacement Option award agreement.  The Replacement Options will have a new grant date, a new exercise price, a new term, and will cover a fewer number of shares of our common stock than the surrendered Eligible Exchange Options.

The per-share exercise price of the Replacement Options will be the closing price per share of our common stock on the date of grant.  The exercise price for the Replacement Options will be set on the grant date of the Replacement Options.

Options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited as of the Offer expiration date and will not be eligible to be exchanged for Replacement Options.

The term “Offer expiration date” means 5:00 P.M. Eastern Time on February 20, 2019, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “Offer expiration date” refers to the latest time and date at which this Offer, as so extended, expires.  See Section 14 of this Option Exchange entitled “Extension of Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this Offer. See Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for information concerning the possibility that your Eligible Exchange Options that are incentive stock options will be exchanged for Replacement Options that are treated as non-qualified stock options.

For purposes of this Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 5:00 P.M., Eastern Time of each such day.

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2.	Purpose of this Offer.

Since the beginning of our 2017 fiscal year, we have experienced a decline in our stock price that we attribute to a variety of circumstances, primarily and most notably due to the conduct that is the subject of the Company’s litigation against its former research and development contractor. Cash compensation for our employees and non-employee directors has been managed conservatively (and maintained below industry levels) to conserve capital until the company achieves its target revenues and profits, so stock options have been and will continue to be an important part of total compensation in order to obtain and retain employees, senior management and board members.

The 30-day trailing average stock price of our common stock as of January 18, 2019 was $0.78. The weighted average exercise price of our outstanding options is $12.07.

Primary reasons for implementing the Option Exchange include:

The option exchange offers a reasonable, balanced and meaningful incentive for our employees. As of January 18, 2019, all of the outstanding stock options held by our officers, employees and non-employee directors were Underwater Options. We believe that these Underwater Options no longer represent effective incentives to motivate or help retain many of our employees and non-employee directors. By exchanging significantly underwater stock options for a lesser number of Replacement Options with lower exercise prices, we believe that the Option Exchange will aid both motivation and retention of those persons participating in the Option Exchange, while better aligning the interests of our employees and directors with the interests of our stockholders.

The option exchange will enable us to recapture value from compensation costs that we are already incurring that have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees to provide value. Under applicable accounting rules, we are required to recognize current compensation expense related to these awards, even if these awards are never exercised because they are underwater. By replacing Underwater Options that have relatively little retentive or incentive value with a lesser number of new options with an exercise price equal to the greater of the closing price of our common stock on the grant date for Replacement Options, we can increase both retention and incentive value.

The option exchange will reduce our equity award overhang. Underwater Options are not likely to be exercised, but not only do they have little or no retention value, they also remain part of our total number of outstanding options, or issued overhang, until they are exercised, expire or are cancelled. Because officers, employees and non-employee directors who participate in the Option Exchange will receive a lesser number of Replacement Options in exchange for their surrendered Underwater Options, the number of shares of common stock subject to all outstanding equity awards will be reduced, thereby reducing our issued overhang. At the same time, we will eliminate our most ineffective options that are currently outstanding. Based on the assumptions described herein, if all eligible Underwater Options are exchanged, options to purchase approximately 1,311,332 shares would be surrendered and cancelled, while new options covering approximately 983,499 shares will be granted, resulting in an approximate 25% reduction in our equity award overhang.

The option exchange will decrease pressure for additional grants. If we are unable to conduct a program in which Underwater Options with low incentive value may be exchanged for stock options with higher motivation and retention value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. Any such additional grants would increase our overhang, as well as our compensation expense.

The option exchange will also decrease pressure for increased cash compensation. To offset the reduced retentive power of the Underwater Options, we could instead increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our equity overhang and would not necessarily best align the interests of our employees with those of our shareholders.

THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE UNPREDICTABILITY OF THE STOCK MARKET.

The price of our common stock may not appreciate over the long term, and your Replacement Options may become underwater after the Offer expiration date.  WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

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We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock.  If we engage in such a transaction or transactions prior to the date we grant the lesser number of Replacement Options, our stock price could increase (or decrease) and the exercise price of the Replacement Options could be higher (or lower) than the exercise price of Eligible Exchange Options you elect to have cancelled as part of this Offer.  The exercise price of any Replacement Options granted to you in return for options you elect to exchange will be at least equal to the fair market value of our common stock on the Replacement Option grant date.  You will be at risk of any increase in our stock price during the period prior to the Replacement Option grant date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders.  This could include terminating your right to receive Replacement Options under this Offer.  If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms. To obtain detailed change in control provisions governing your current options, you can refer to the 2008 Plan.  Your award agreement(s) and certain other agreements between you and iBio may also contain provisions that affect the treatment of your options in the event of a change in control.

Subject to the foregoing, and except as otherwise disclosed in this Option Exchange or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

(a)          any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b)          any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c)          any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)          any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to change any material term of the employment contract of any executive officer;

(e)          any other material change in our corporate structure or business;

(f)          any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

(g)          any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

(h)          the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)          the acquisition by any person of an additional amount of our securities or the disposition of our securities; or

(j)          any changes in our articles of incorporation, bylaws, or other governing instruments or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.  YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER.  YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper exchange of options.  If you wish to participate in this Offer, you must email an electronic Election Form to iBio at esop@ibioinc.com and elect to participate before 5:00 P.M. Eastern Time, on February 20, 2019.  If for any reason you are unable to reach iBio by email, or if you would like to submit a paper Election Form, you may submit a paper Election Form by facsimile to (212) 246-8330, or submit a paper Election Form by FedEx (or similar delivery service) or a hand delivery service to 600 Madison Avenue, Suite 1601 New York, NY 10022-1737, but it must be completed, signed and received by 5:00 P.M. Eastern Time, on February 20, 2019.  Election submissions that are received after this deadline will not be accepted.  In order to submit your election to participate in this Offer, you will be required to acknowledge on your Election Form your agreement to all of the terms and conditions of the Offer to Exchange as set forth in the Offer documents.

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You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and the other Offer documents by emailing esop@ibioinc.com or calling (302) 355-0650, 5 days a week (9:00 a.m. Monday to 5:00 p.m. Friday, Eastern Time).

Confirmation statements for submissions through email may be obtained from iBio after submitting your election.  You should print and save a copy of the confirmation for your records.

If your election is received by iBio via facsimile, by FedEx (or similar delivery service), or by a hand delivery service, iBio intends to confirm the receipt of your Election Form within 48 hours of receipt.  If you do not receive a confirmation, it is your responsibility to confirm that iBio has received your election and/or any withdrawal.

Only elections that are complete and actually received by iBio by 5:00 P.M. Eastern Time on February 20, 2019 will be accepted.  Elections may be submitted only via email, facsimile, FedEx (or similar delivery service), or a hand delivery service.  Elections submitted by any other means, including United States mail (or other post), are not permitted and will not be accepted.

We will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your election is not by itself an acceptance of your Eligible Exchange Options for exchange.  For purposes of this Offer, we will be deemed to have accepted Eligible Exchange Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of Eligible Exchange Options for exchange.  We may issue this notice of acceptance by, email or other form of written communication.  Eligible Exchange Options accepted for exchange will be cancelled as of Replacement Option grant date.

If you do not submit your election by 5:00 P.M. Eastern Time on February 20, 2019, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original exercise price and with their original terms.

IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

Subject to our right to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 5:00 P.M. Eastern Time on the Offer expiration date all properly elected Eligible Exchange Options that have not been validly withdrawn.  We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Exchange Options.  We reserve the right to reject any election or any Eligible Exchange Option elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made.  Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice.  No surrender of Eligible Exchange Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the Eligible Exchange Options or waived by us.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.  Subject to Rule 13e-4 under the Securities Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any surrender with respect to any particular Eligible Exchange Options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange Eligible Exchange Options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the Offer as described in Section 4 of this Offer to Exchange entitled “Withdrawal Rights” and our acceptance of your tendered Eligible Exchange Options in accordance with the Offer as described in Section 5 of the Offer to Exchange entitled “Acceptance of Options for Exchange; Grant of Replacement Options.” Our acceptance of your Eligible Exchange Options for exchange will constitute a binding agreement between iBio and you upon the terms and subject to the conditions of this Offer.

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4.	Withdrawal Rights.

You can only withdraw your tendered options in accordance with the provisions of this Section 4.

You can withdraw your tendered options at any time before 5:00 P.M. Eastern Time on the Offer expiration date, currently scheduled for February 20, 2019.  If the Offer expiration date is extended by us, you can withdraw your tendered options at any time until 5:00 P.M. Eastern Time on the Offer expiration date (as extended).

You may withdraw your previously submitted election by submitting an electronic Election Form to esop@ibioinc.com or by submitting a paper Election Form by facsimile to (212) 246-8330 that indicates that you are electing not to exchange your Eligible Exchange Options.  You must submit the new election before 5:00 P.M. Eastern Time on the Offer expiration date.

It is your responsibility to confirm that we received your new election indicating the withdrawal of your tendered options before the Offer expiration date.  If you elect to withdraw any options, you must withdraw all of your Eligible Exchange Options.

You cannot rescind any withdrawal, and your Eligible Exchange Options will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange all of your Eligible Exchange Options before the Offer expiration date by following the procedures described in Section 3 of the Offer to Exchange entitled “Procedures for Electing to Exchange Options”.

Neither iBio nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding.

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS OCCURRED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

5.	Acceptance of Options for Exchange; Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” below, and promptly following the expiration of this Offer, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the Offer expiration date.  Once your Eligible Exchange Options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.

If your Eligible Exchange Options are properly elected for exchange and accepted by us, we will cancel your options on the Replacement Option grant date, and you will also be granted Replacement Options on the Replacement Option grant date, which is expected to occur on the Offer expiration date.

If you are no longer an employee or non-employee director of iBio or any of our subsidiaries, whether voluntarily, involuntarily, or for any other reason before the Offer expiration date, you will not be able to participate in this Offer.  Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of this Offer, you will not be granted Replacement Options, if at all, until all necessary government approvals have been obtained.  We will not be obligated to obtain any such governmental approvals, but may attempt to do so.  See Section 12 of the Offer to Exchange entitled “Agreements; Legal Matters; Regulatory Approvals.”

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OR NON-EMPLOYEE DIRECTOR OF IBIO OR ANY OF OUR SUBSIDIARIES AS DESCRIBED ABOVE ON THE OFFER EXPIRATION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR ELIGIBLE EXCHANGE OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.  IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE.

For purposes of this Offer, we will be deemed to have accepted all Eligible Exchange Options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by email or letter.  Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your Replacement Option award agreement as promptly as practicable after the Replacement Option grant date.

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6.	Conditions of this Offer.

This Offer is not conditioned upon a minimum aggregate number of Eligible Exchange Options being surrendered for exchange.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the Offer and prior to the Offer expiration date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a)          there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

(b)          there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)          make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii)         delay or restrict our ability, or render us unable, to accept for exchange or grant Replacement Options for some or all of the options tendered for exchange; or

(iii)        materially and adversely affect the business, condition (financial or other), income, operations or prospects of iBio;

(c)          a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(d)          any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer.

The conditions to this Offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the Offer expiration date, other than acts or omissions by us.  We may waive them, in whole or in part, at any time and from time to time prior to the Offer expiration date, in our reasonable discretion, whether or not we waive any other condition to this Offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

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7.	Price Range of Common Stock Underlying the Options.

Shares of our common stock are listed for trading on the NYSE American under the symbol “IBIO”.  The following table presents the quarterly high and low closing prices for our common stock as reported by the NYSE American for each quarter within the last three fiscal years and for the first two quarters of the 2018 fiscal year.

FISCAL YEAR	HIGH	LOW
Year Ended June 30, 2019
First Quarter	$1.00	$0.60
Second Quarter	$1.05	$0.57

Year Ended June 30, 2018
First Quarter	$4.70	$2.60
Second Quarter	$3.90	$1.40
Third Quarter	$3.50	$1.60
Fourth Quarter	$2.10	$1.08

Year Ended June 30, 2017
First Quarter	$7.40	$5.50
Second Quarter	$5.50	$3.50
Third Quarter	$5.20	$3.70
Fourth Quarter	$4.50	$3.60

Year Ended June 30, 2016
First Quarter	$9.50	$6.20
Second Quarter	$7.10	$5.50
Third Quarter	$6.50	$4.50
Fourth Quarter	$7.40	$5.60

AS REPLACEMENT OPTIONS WILL BE ISSUED WITH AN EXERCISE PRICE NOT LESS THAN THE CLOSING PRICE OF OUR COMMON STOCK ON THE NYSE AMERICAN ON THE DATE OF GRANT, WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.	Source and Amount of Consideration

Source and Amount of Consideration

We will grant Replacement Options, subject to applicable laws and regulations, in exchange for Eligible Exchange Options properly elected to be exchanged by you and accepted by us for exchange.  The number of shares of common stock subject to the Replacement Options will be determined at a ratio of four-for-three, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the 2018 Plan and the Replacement Option award agreement, so that for each four shares of common stock subject to an Eligible Exchange Option, the option holder will receive a Replacement Option to purchase three shares under the 2018 Plan.

The Eligible Exchange Options were issued under the 2008 Plan which became effective on August 12, 2008 and expired by its terms on August 12, 2018.  No additional awards may be issued under the 2008 Plan although the 2008 Plan will remain in effect until all awards issued under the 2008 Plan expire, terminate, are exercised or are paid in full in accordance with the 2008 Plan provisions and any award agreement. As of January 18, 2019, Eligible Exchange Options outstanding under the 2008 Plan were exercisable for approximately 1,311,332 shares of our common stock.  If 100% of Eligible Exchange Options were to be exchanged and Replacement Options granted in accordance with the exchange ratios set out above, the number of shares underlying such Replacement Options would be approximately 983,499 shares.

SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.  THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

Terms of Replacement Options

The Option Exchange is structured such that the type of options received by you will remain the same as the surrendered options.  In other words, Eligible Option Holders holding nonqualified stock options will receive Replacement Options in the form of nonqualified stock options and Eligible Option Holders holding incentive stock options will receive Replacement Options in the form of incentive stock options.  (See “Risk Factors” above and Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for additional information.)

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Vesting and Exercise

Replacement Options will have a five-year term beginning with the date of the exchange and would vest one year after the date of grant. Generally, the Underwater Options have been scheduled to vest over four years following the recipient’s employment start date or the date of grant, the majority of which are already fully-vested. Some of the recently granted Underwater Options are still unvested, so the Replacement Options may become fully vested at an earlier date than the exchanged Underwater Options. Ability to exercise options following termination of service may be restricted and will be subject to the terms and conditions of the 2018 Plan and the applicable award agreement.

U.S. Federal Income Tax Consequences of Options

You should refer to Section 13 of the Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the Replacement Options, as well as the consequences of accepting or rejecting this Offer.

Registration of Option Shares

The shares of common stock issuable upon exercise of the Replacement Options have been registered under the Securities Act of 1933, as amended (the “Securities Act of 1933”) on a registration statement on Form S-8 filed with the SEC.  Unless you are considered an “affiliate” of iBio (as defined under the Securities Act of 1933), you will be able to sell your option shares free of any transfer restrictions.  Affiliates may be able to sell their shares under SEC Rule 144 promulgated under the Securities Act of 1933.

iBio, Inc. 2018 Omnibus Equity Incentive Plan

The description of the 2018 Plan set forth herein is only a summary of some of the material provisions of the 2018 Plan, but is not complete. You are encouraged to consult the 2018 Plan and the Replacement Option award agreement for complete information about the terms of the Replacement Options. The 2018 Plan and the form of Replacement Option award agreement are attached hereto as Exhibits A and B.

Purpose

The purpose of the 2018 Plan is to promote the success and enhance the value of the Company by linking the personal interests of the participants to those of the Company's shareholders, and by providing participants with an incentive for outstanding performance.  The 2018 Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain the services of participants upon whose judgment, interest and special effort the success of the Company is substantially dependent.

Administration

The 2018 Plan will be administered by the Board of Directors of the Company. To the extent consistent with our certificate of incorporation, bylaws and applicable law, our Board of Directors has the authority to grant awards and adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2018 Plan and to interpret the provisions of the 2018 Plan. Pursuant to the terms of the 2018 Plan, our board of directors may delegate its authority under the 2018 Plan to one or more committees, each consisting of one more members of the board of directors.

Stock Subject to 2018 Plan

The total number of shares of common stock reserved under the 2018 Plan is 3,500,000, all of which are available for issuance as incentive stock options under Section 422 of the Code. Subject to the express provisions of the 2018 Plan, if any award granted under the 2018 Plan terminates, expires, or lapses for any reason, or is paid in cash, any stock subject to or surrendered for such award will again be stock available for the grant of an award under the 2018 Plan. In the event that any shares are tendered or withheld to pay the exercise price of an option (for example, through a broker-assisted “cashless” exercise of an option), then the shares so tendered or withheld shall be added to the shares available for grant under the 2018 Plan. In the event that any shares are tendered or withheld to satisfy a tax withholding obligation arising in connection with an award, then the shares so tendered or withheld shall be added to the shares available for grant under the 2018 Plan. Shares subject to Eligible Exchange Options that are exchanged for Replacement Options and cancelled will not be added to the shares available for grant under the 2018 Plan.

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Eligibility and Participation

All employees, officers, non-employee directors of, and certain consultants to, iBio or an affiliate, as determined by the Board of Directors, are eligible to participate in the 2018 Plan. In addition, prospective employees, consultants and non-employee directors are eligible to participate in the 2018 Plan but no portion of any such award will vest, become exercisable, be settled or become effective prior to the date on which such individual begins providing services to iBio.

Awards

The following types of awards may be granted pursuant to the 2018 Plan: incentive stock options, nonqualified stock options and restricted stock.

Stock Options. The 2018 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may be granted only to employees of the Company and its subsidiaries. The option exercise price of each incentive stock option will be determined by our board of directors but may not be less than 100% of the fair market value of the common stock on the date of grant (110% of fair market value for employees who are also 10% shareholders). Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors, consultants and advisors. The option exercise price of each non-qualified stock option will be determined by our board of directors but may not be less than 100% of the fair market value of the common stock on the date of grant fair market value for these purposes is the closing price (for the primary trading session) of our common stock on the NYSE American on the date of grant.

The term of each option will be fixed by our Board of Directors and may not exceed ten years from the date of grant. Our Board of Directors will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by our Board of Directors. In general, unless otherwise permitted by our Board of Directors, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash or by cash equivalents acceptable to our Board of Directors. To the extent permitted under applicable law and provided for in the applicable option agreement or approved by our Board of Directors, in its sole discretion, the exercise price may be paid by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee. Additionally, to the extent provided in the applicable option agreement or approved by our Board of Directors, the exercise price may also be delivered to the Company (1) by a broker pursuant to irrevocable instructions to the broker from the optionee or by delivery to the Company of a full recourse promissory note with such other terms and conditions as determined by our Board of Directors or (2) by using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Stock. The 2018 Plan permits our Board of Directors to award shares of common stock to participants subject to such conditions and restrictions as our Board of Directors may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued service to iBio through a specified restricted period.

Restrictions

The Board of Directors may impose such restrictions on any awards under the 2018 Plan as it may deem advisable, including restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Company’s common stock is then listed and under any blue sky or state securities law applicable to the awards.

Change in Control

To the extent that a change of control occurs in connection with a reorganization and the acquiring or succeeding company fails to assume or substitute substantially equivalent awards, all outstanding shares of restricted stock will either vest and all restrictions on such shares will lapse immediately prior to the occurrence of the change of control or such awards will be cancelled and in lieu thereof the per share price paid to holders of common stock in the reorganization will be paid to the 2018 Plan participants with cancelled restricted stock awards. With respect to outstanding options in the case of a reorganization that constitutes a “change in control,” our Board of Directors may take either of the following two actions. Not less than 15 days prior to the occurrence of the reorganization event, our Board of Directors may accelerate the vesting of all options which will remain exercisable for a 15 day period. Alternatively, our Board of Directors may, in its sole discretion cancel the outstanding options and pay or deliver in lieu thereof cash or securities having a value equal to the excess, if any, of  (A) the per share price to be paid to holders of common stock in the reorganization event multiplied by the number of shares of common stock subject to the participant’s awards over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards.

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Non-Transferability

Unless otherwise determined by the Board of Directors, no award granted under the 2018 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution or, if authorized by the Board of Directors, to certain family members in a not-for-value transfer, or, if applicable, until the termination of any restricted or performance period as determined by the Board of Directors.

Adjustment Provisions

Except to the extent provided in an award agreement or otherwise agreed by the participant, the 2018 Plan requires that our Board of Directors make appropriate adjustments to the number of shares of common stock that are subject to the 2018 Plan and to any outstanding awards to reflect stock dividends and distributions, stock splits, recapitalizations, reclassifications, combination of shares, exchange of shares or other increases or decreases in the iBio common stock that is effected without receipt of consideration by iBio, including a reorganization, consolidation or merger. Any adjustment to an incentive stock option shall be made consistent with the requirements of Section 424 of the Code. Further, any adjustments made shall be made consistent with the requirements of Section 409A of the Code.

Clawback

Every award granted under the 2018 Plan is subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any clawback policy that may be adopted by the Company from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the Securities and Exchange Commission (“SEC”) and any listing standards to adopted by the NYSE American pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Amendment, Modification and Termination of 2018 Plan

Our Board of Directors may at any time amend, suspend or terminate the 2018 Plan. No amendment, suspension or termination of the 2018 Plan shall alter or impair the rights or obligations arising under any award previously made under the 2018 Plan unless the consent of the participant has been obtained. An amendment to the 2018 Plan shall be contingent upon approval by the Company’s stockholders only to the extent required by applicable law, regulation or rule. As required under the rules of the NYSE American, any amendments that materially change the terms of the 2018 Plan will be subject to approval by our stockholders.

Tax Withholding

Participants in the 2018 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or vesting of restricted stock awards. iBio has the right to deduct from any payments due to a participant any federal state or local taxes that are due upon exercise of options or vesting of restricted stock awards. With the prior approval of our Board of Directors, a participant may satisfy the amounts required to be withheld by making payment of such amounts, delivering to the Company shares of common stock that have a fair market value equal to amounts required to be withheld or by authorizing the Company to withhold shares of stock otherwise payable to the participant pursuant to the exercise or vesting.

IMPORTANT NOTE.  THE STATEMENTS IN THIS OFFER CONCERNING THE 2018 PLAN AND THE REPLACEMENT OPTIONS ARE MERELY A SUMMARY AND DO NOT PURPORT TO BE COMPLETE.  THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2018 PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A, THE FORM OF REPLACEMENT OPTION AWARD AGREEMENT, WHICH IS ATTACHED HERETO AS EXHIBIT B, AND THE FORM OF STOCK OPTION GRANT NOTICE, WHICH IS ATTACHED HERETO AS EXHIBIT C.

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9.	Information Concerning iBio.

iBio, Inc., a Delaware corporation formed on April 17, 2008, is a biotechnology company focused on the development and manufacture of biotherapeutics. We utilize our proprietary technologies and production facilities to provide product development and manufacturing services from the early stages of product selection through regulatory approval and commercial product launch to clients, collaborators and third-party customers as well as developing our own product candidates.

Our principal executive offices are located at 600 Madison Avenue, Suite 1601, New York, NY, and our telephone number is (302) 355-0650.  Our principal website address is https://ibioinc.com/.  Information contained on our website does not constitute part of, and is not incorporated by reference into, this Offer to Exchange.

We have presented below a summary of our consolidated financial data.  The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, which is incorporated herein by reference.  The selected consolidated statements of earnings data for the fiscal years ended June 30, 2018 and June 30, 2017 and the selected consolidated balance sheet data as of June 30, 2018 and June 30, 2017 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018.  The selected consolidated statements of earnings data for the fiscal quarters ended September 30, 2018 and September 30, 2017 and the selected consolidated balance sheet data as of June 30, 2018 and September 30, 2018 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018.  Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

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iBio, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, except per share amounts)

	Fiscal Year Ended		Three Months Ended
	June 30, 2018	June 30, 2017	Sept 30, 2018	Sept 30, 2017
REVENUES:

Operating expenses:	$444	$394	45	122
Research and development (related party of $877 and $957), net of grant income of $44 and $131	3,986	4,117	1,124	985
General and administrative (related party of $942 and $775)	10,685	10,551	2,871	2,498
Total operating expenses	14,671	14,668	3,995	3,483

Operating loss	(14,227)	(14,274)	(3,950)	(3,361)

Other income (expense)
Interest expense (related party of $1,915 and $1,928)	(1,915)	(1,929)	(476)	(480)
Interest income	15	39	21	5
Royalty income	19	25	6	9

Total other income (expense)	(1,881)	(1,865)	(449)	(466)

Consolidated net loss	(16,108)	(16,139)	(4,399)	(3,827)
Net loss attributable to noncontrolling interest	3	1,607	1	1
Net loss attributable to iBio, Inc.	(16,105)	(14,532)	(4,398)	(3,826)
Preferred stock dividends	(260)	(90)	(66)	(66)
Net loss available to iBio, Inc.	$(16,365)	$(14,622)	$(4,464)	$(3,892)

Comprehensive loss:
Consolidated net loss	$(16,108)	$(16,139)	$(4,399)	$(3,827)
Other comprehensive loss – foreign currency translation adjustments	(1)	-	(1)	-

Comprehensive loss	$(16,109)	$(16,139)	$(4,400)	$(3,827)

Loss per common share attributable to iBio, Inc. stockholders – basic and diluted	$(1.54)	$(1.64)	$(0.25)	$(0.42)

Weighted-average common shares outstanding – basic and diluted	10,631	8,911	17,894	9,185

Share and per share data have been adjusted for all periods presented to reflect the one-for-ten reverse stock split effective June 8, 2018.

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iBio, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, except share and per share amounts)

	June 30, 2018	September 30, 2018 (unaudited)

Assets
Current assets:
Cash	$15,934	$16,010
Accounts receivable – trade	75	119
Prepaid expenses and other current assets	276	206
Total Current Assets	16,285	16,335

Fixed assets, net of accumulated depreciation	25,152	24,981
Intangible assets, net of accumulated amortization	1,620	1,554
Security deposit	26	26
Total Assets	$43,083	$42,896

Liabilities and Equity
Current liabilities:
Accounts payable (related party of $189 and $87 as of June 30, 2018 and 2017, respectively)	$790	$692
Accrued expenses (related party of $789 and $650 as of June 30, 2018 and 2017, respectively)	1,048	1,125
Capital lease obligation - current portion	197	201
Deferred revenue	-	3,018
Total Current Liabilities	2,035	5,036

Capital lease obligation - net of current portion	24,884	24,832

Total Liabilities	26,919	29,868

Commitments and Contingencies

Equity
iBio, Inc. Stockholders’ Equity:
Preferred stock - no par value; 1,000,000 shares authorized;
iBio CMO Preferred Tracking Stock; 1 share authorized, issued and outstanding as of both June 30, 2018 and September 30, 2018	-	-
Series A Convertible Preferred Stock - $1,000 stated value; 6,300 shares authorized; 6,210 and 5,493 shares issued and outstanding as of June 30, 2018 and September 30, 2018, respectively	-	-
Series B Convertible Preferred Stock - $1,000 stated value; 5,785 shares authorized; 5,785 shares issued and outstanding as of both June 30, 2018 and September 30, 2018	-	-
Common stock - $0.001 par value; 275,000,000 shares authorized; 16,040,126 and 18,336,792 shares issued and outstanding as of June 30, 2018 and September 30, 2018, respectively	16	18
Additional paid-in capital	104,408	105,670
Accumulated other comprehensive loss	(30)	(31)
Accumulated deficit	(88,228)	(92,626)
Total iBio, Inc. Stockholders’ Equity	16,166	13,031
Noncontrolling interest	(2)	(3)
Total Equity	16,164	13,028
Total Liabilities and Equity	$43,083	$42,896

Share and per share data have been adjusted for all periods presented to reflect the one-for-ten reverse stock split effective June 8, 2018.

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Book Value per Share.  We have provided book value per share for your reference, which is calculated as Stockholders Equity divided by shares outstanding as of the balance sheet date.

	June 30, 2018	June 30, 2017	June 30, 2016
Book Value per Share:	1.008	1.000	1.115

See “Additional Information” under Section 16 of the Offer to Exchange for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.

Interests of our Directors, Officers and Affiliates

A list of our current directors and Executive Officers is attached to this Option Exchange as Schedule A.

As of January 18, 2019, our Executive Officers and directors as a group beneficially owned Eligible Exchange Options outstanding under our equity incentive plans to purchase a total of approximately 1,116,000 shares of our common stock.  This number represented approximately 85% of all Eligible Exchange Options outstanding under our equity incentive plans as of that date.

The following table illustrates for each person and group specified, as of January 18, 2019, the number of Underwater Options held and the aggregate number of Replacement Options that would be granted under the 2018 Plan pursuant to the Option Exchange assuming that the Option Exchange is implemented as described herein, and all eligible Underwater Options are exchanged in the Option Exchange. Unless otherwise noted, the address of each of the persons set forth below is 600 Madison Avenue, Suite 1601 New York, NY 10022-1737.

Name	Unexercised Options	Exercise Price		Number of Replacement Options
Executive Officers
Robert Kay	25,000	$2.00		18,750
Robert Kay	25,000	$6.60		18,750
Robert Kay	30,000	$17.30		22,500
Robert Kay	50,000	$30.70		37,500
Robert Kay	50,000	$30.70		37,500
Robert Kay	30,000	$19.60		22,500
Robert Kay	30,000	$11.00		22,500
Robert Kay	30,000	$5.00		22,500
Robert Kay	60,000	$10.00		45,000
Robert Kay	75,000	$17.20		56,250
Robert Kay	30,000	$4.00		22,500
Robert Erwin	25,000	$2.00		18,750
Robert Erwin	25,000	$6.60		18,750
Robert Erwin	30,000	$17.30		22,500
Robert Erwin	30,000	$19.60		22,500
Robert Erwin	30,000	$11.00		22,500
Robert Erwin	30,000	$5.00		22,500
Robert Erwin	60,000	$10.00		45,000
Robert Erwin	75,000	$17.20		56,250
Robert Erwin	30,000	$4.00		22,500
Terence Ryan	10,000	$13.80		7,500
Terence Ryan	10,000	$19.60		7,500
Terence Ryan	10,000	$17.20		7,500
James Mullaney	15,000	$4.00		11,250
Total Non-Executive Officer Director Group	301,000	$9.87	(1)	225,750
Total Non-Executive Officer Employee Group	237,750	$13.82	(1)	178,312

(1) Weighted average exercise price.

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Securities Transactions and Agreements

During the past 60 days, there have been no option grants made by the Company to any directors, executive officers, affiliates or subsidiaries of the Company. In addition, there have been no transactions in options to purchase our common stock or in our common stock that were effected during the past 60 days by iBio, or to our knowledge, by any affiliate of iBio. For more detailed information on the beneficial ownership of our common stock, you can consult our definitive proxy statement for our 2018 annual meeting of shareholders, which we filed with the SEC on Schedule 14A on November 19, 2018.

Agreements between iBio and any executive officer, director or person controlling iBio with respect to any securities of the Company consists of an Employment Agreement with James P. Mullaney.

11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled on the Offer expiration date.

We account for share-based payments in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Compensation — Stock Compensation (“ASC Topic 718”). Under ASC Topic 718, including the provisions of ASU 2017-09, we expect to recognize incremental compensation expense (or benefit) resulting from the Replacement Options granted in the Option Exchange. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted to employees and directors and have used that model in constructing the provisions of the Option Exchange.

The incremental compensation cost (benefit) will be measured as the excess (or deficit), if any, of the fair value of each award of Replacement Options granted to participants in exchange for surrendered Eligible Exchange Options, measured as of the date the Replacement Options are granted, over the fair value of the Eligible Exchange Options surrendered in exchange for the Replacement Options, will be measured immediately prior to the exchange. We estimate that the compensation cost (benefit) associated with the Option Exchange, will be approximately $428,000.

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12.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of Replacement Options as contemplated by this Offer.  If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action.  We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter.  We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.  Our obligation under this Offer to accept options tendered for exchange and to grant Replacement Options for options tendered as part of the exchange is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange entitled “Conditions of this Offer”.

13.	Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER: THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10).  THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU.  YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for Replacement Options pursuant to the Offer for those eligible employees and non-employee directors subject to U.S. federal income tax.  This discussion is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees.  This summary does not address applicable state or local taxes to which you may be subject.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you.  You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation.

Based on U.S. federal income tax laws in effect on January 18, 2019, the Option Exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating Eligible Option Holders should recognize no income for U.S. federal income tax purposes upon the surrender of Underwater Options and grant of Replacement Options.

Upon exercise of a Replacement Option that is a NQSO, the Eligible Option Holder will recognize ordinary taxable income in an amount equal to the difference between the exercise price paid and the fair market value of the stock on the date of exercise. Subject to the deduction limitations of Section 162(m) of the Code, the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the Eligible Option Holder.

An Eligible Option Holder who is granted an ISO will not recognize taxable income at the time of exercise. However, the excess of the acquired stock’s fair market value over the exercise price could be subject to the alternative minimum tax in the year of exercise. If stock acquired upon exercise of the ISO is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the tax consequences described above for NQSOs will apply.

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THIS SECTION MAY NOT BE APPLICABLE TO YOU.  YOU ARE ADVISED TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

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PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS.  PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of the Offer to Exchange entitled “Conditions of this Offer” has occurred or is deemed by us to have occurred, and regardless whether any such extension will cause Eligible Exchange Options that are incentive stock options to be replaced with Replacement Options that will be treated as nonqualified stock options, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, before the Offer expiration date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof.  We will return the options elected for exchange promptly after termination or withdrawal of the Offer to Exchange.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we may extend this Offer.  Except for a change in price or a change in percentage of securities sought, the amount of time by which we would extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information.  If we decide to take any of the following actions, we will notify you of such action in writing after the date of such notice:

(a)	we increase or decrease the amount of consideration offered for the options;

(b)	we decrease the number of options eligible to be elected for exchange in this Offer; or

(c)	we increase the number of options eligible to be elected for exchange in this Offer;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten U.S. business days following the giving of notice.

If we extend the period of time during which the Offer is open, terminate the Offer to Exchange or otherwise materially revise the Offer, we will file an amendment to the Form TO that we filed on January 22, 2019 with the SEC in connection with this Offer to Exchange to give notice of such extension, termination or change.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.	Additional Information.

We recommend that, in addition to this Offer to Exchange and the Terms of Election, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a)          iBio’s Annual Report on Form 10-K for the period ended June 30, 2018, filed with the SEC on September 18, 2018.

(b)          iBio’s Definitive Proxy Statement for the 2018 Annual Meeting of Stockholders, filed with the SEC on November 19, 2018.

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(c)          iBio’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, filed with the SEC on November 13, 2018.

(d)         the description of iBio’s common stock included in iBio’s Registration Statement on Form S-1, filed with the SEC on May 2, 2018, including any amendments or reports we file or have filed for the purpose of updating that description.

(f)          iBio’s Tender Offer Statement on Form TO filed with the SEC on January 18, of which this document is a part.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC public reference rooms located at:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests should be directed to:

iBio, Inc.

Attention: Secretary

600 Madison Avenue, Suite 1601

New York, NY 10022-1737

or by telephoning us at (302) 355-0650.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.

The information contained in this Option Exchange about iBio should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

This Option Exchange and our SEC reports referred to above include “forward-looking statements.” These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology.  These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

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WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

iBio, Inc.
January 22, 2019

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SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF IBIO, INC.

The directors and executive officers of iBio and their positions and offices as of January 18, 2019 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Robert B. Kay	Executive Chairman and Chief Executive Officer
Glenn Chang	Director
Arthur Y. Elliott, Ph.D.	Director
Seymour Flug	Director
General (Ret.) James T. Hill	Director
John D. McKey, Jr.	Director
Philip K. Russell, M.D.	Director
Robert L. Erwin	President
James P. Mullaney	Chief Financial Officer
Terence Ryan, Ph.D.	Chief Scientific Officer

The address of each director and executive officer is:  c/o iBio, Inc., 600 Madison Avenue, Suite 1601 New York, NY 10022-1737.

Schedule A

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Exhibit A

2018 OMNIBUS EQUITY INCENTIVE PLAN

See Exhibit (d)(3)

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Exhibit B

Form of Replacement Option Award Agreement

See Exhibit (d)(1)

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Exhibit C

Form of Stock Option Grant Notice

See Exhibit (d)(2)

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